EXHIBIT 99.8
[A123 SYSTEMS, INC. LETTERHEAD]

April 19, 2012

CONFIDENTIAL

Wanxiang America Corporation
88 Airport Road
Elgin, Illinois 60123

Attention: Mr. Pin Ni, President

Ladies and Gentlemen:

In connection with your consideration of a possible negotiated transaction between you and A123 Systems, Inc. (together with its subsidiaries, the “Company”) pursuant to which you or one of your affiliates would enter into a transaction with the Company (the “Transaction”), you have requested information concerning the Company and the Transaction. All such information delivered, disclosed, furnished or made available to you or any of your Representatives (as defined below) at any time by the Company or any of its Representatives, irrespective of the form of communication, or information which you or your Representatives otherwise learn or obtain, through observation or through analysis of such information, and all analyses, compilations, data, forecasts, studies, notes, interpretations, memoranda or other documents prepared by you or your Representatives containing or based in whole or in part on any such information is referred to in this agreement as “Evaluation Material.” For the avoidance of doubt, the term “Evaluation Material” shall include any such information with respect to the Company’s business, financial condition, operations, assets, liabilities, strategic plans and its directors, officers, subsidiaries, affiliates, joint ventures, designated entities and any third-party confidential information. The term “Evaluation Material” shall not include information that (i) is already in your possession, provided that you do not know or have reason to believe that such information is the subject of another confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy to, the Company or another party, (ii) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this agreement, (iii) becomes available to you on a non-confidential basis from a source other than the Company or its Representatives, provided that you do not know or have reason to believe that such source is bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy to, the Company or any other party, (iv) is independently developed by you or your Representatives without any use of, or reliance upon, the Evaluation Material, or (v) is approved for release by written authorization from the Company. References herein to “Representatives” (i) in respect of you and your affiliates, shall include only your or your applicable affiliates’ directors, officers, employees, counsel and accountants and, with the prior written consent of the Company, consultants, investment bankers, financial advisors and potential sources of debt or equity financing (and their respective counsel), and (ii) in respect of the Company, shall include the Company’s directors, officers, employees, counsel, accountants, consultants, investment bankers, financial advisors and other agents and representatives.

You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that would result to the Company if any information contained therein is disclosed to a third party. You hereby agree to treat Evaluation Material that is furnished to you or your Representatives in accordance with the provisions of this agreement and to take or abstain from taking certain other actions set forth herein. You further agree that the Evaluation Material will be used solely for the purpose of evaluating the Transaction, that the Evaluation Material will not be used in any way detrimental to the Company, including without limitation, engaging in activities that are competitive with the Company, and that the Evaluation Material will be kept strictly confidential by you and your Representatives and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that any of the Evaluation Material may be disclosed to your Representatives who need to know such information solely for the purpose of evaluating any such Transaction (such Representatives shall be informed by you of the confidential nature of the Evaluation Material, shall be provided with a copy of this agreement and shall agree, in a writing signed and made available to the Company upon request, to adhere to the terms hereof). You agree (i) to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material that are at least as protective as the precautions undertaken by you with respect to your confidential and competitively valuable business information, (ii) to be responsible for any violation of this agreement by you or any of your Representatives, and (iii) at your sole expense, to take all reasonable measures (including, without limitation, court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material. At the Company’s request, you shall refrain from disclosing certain competitively sensitive Evaluation Material to certain of your Representatives.

In addition, except as specifically permitted hereunder, without the prior written consent of the Company, you and your Representatives will not disclose (i) that investigations, discussions or negotiations are taking place concerning the Transaction or any of the terms, conditions or other facts with respect to any such Transaction, including the status thereof or the identity of the parties thereto, (ii) the existence of this agreement, (iii) any information that would be reasonably likely to enable such other person to identify the Company as a party to any discussions or negotiations with you, or (iv) that Evaluation Material has been made available to you or your Representatives (all such information, “Discussion Information”).

If you or any of your Representatives is required by applicable law, rule, regulation or judicial order to disclose or receive a request to disclose all or any part of the information contained in the Evaluation Material or any Discussion Information under the terms of a valid and effective subpoena or other similar request issued by a court of competent jurisdiction or a governmental body, you agree to (i) immediately notify the Company of the existence, terms and circumstances surrounding such requirement or request, (ii) consult with the Company regarding legally available steps to resist or narrow such requirement or request and exercise your best efforts to pursue any such steps at the Company’s request, and (iii) if, in the opinion of your outside legal counsel, disclosure of such information is legally required, disclose only such portion of the Evaluation Material or Discussion Information which such counsel advises you is legally required to be disclosed and exercise your best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such disclosed Evaluation Material or Discussion Information; provided that you shall promptly notify the Company of (a) your determination to make such disclosure and (b) the nature, scope and contents of such disclosure.

You hereby acknowledge, and you will advise your Representatives who receive Evaluation Material or Discussion Information, that (i) the Evaluation Material and Discussion Information contains or may itself be material, non-public information concerning the Company and (ii) the United States securities laws prohibit any person who has received material, non-public information concerning the Company or the matters which are the subject of this letter from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Neither the Company nor any of its Representatives has made or makes any express or implied representation or warranty as to the accuracy or completeness of the Evaluation Material. You are not entitled to rely on the accuracy or completeness of the Evaluation Material and will be entitled to rely solely on such representations and warranties as may be included in any executed definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein. Neither the Company nor its Representatives shall have any liability to you or any of your Representatives resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

If you determine not to proceed with the Transaction, you will promptly inform the Company of that decision. In that case, or upon the written request of the Company or its Representatives, you shall promptly redeliver (or destroy and certify such destruction in writing) to the Company all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (regardless of who prepared such Evaluation Material) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever prepared by you or your Representatives based on the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction. Any Evaluation Material contained in electronic form shall deleted from your or your Representatives’ respective computer systems. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives shall continue to be bound by the obligations of confidentiality and other obligations and agreements hereunder.

In consideration for being furnished with the Evaluation Material, for a period of two (2) years immediately after the date hereof (such period, the “Standstill Period”), except as specifically permitted under an executed definitive agreement entered into between you and the Company with respect to the Transaction, you will not, and will cause each of your affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and your and their respective Representatives and any other agents acting on your or their behalf not to, directly or indirectly, (i) acquire, or propose to acquire, “beneficial ownership” (as defined in Section 13(d) of the Exchange Act) of any equity securities or assets, or rights or options to acquire any such securities or assets (through purchase, exchange, conversion or otherwise), of the Company, including derivative securities representing the right to vote or economic benefits of any such securities, (ii) make, effect or commence any tender or exchange offer, merger or other business combination involving the Company, (iii) commence or complete, or propose to commence or complete, any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, (iv) make, or in any way participate in, any “solicitation” of proxies to vote or consent, or seek to advise or influence any person with respect to the voting of, any securities of the Company, submit, directly or indirectly, any nomination of directors pursuant to Rule 14a-11 under the Exchange Act or be or become a “participant” in any “election contest” with respect to the Company (all within the meaning of Section 14 of the Exchange Act), (v) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to, or otherwise act in concert with any person in respect of, any securities of the Company, (vi) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, board of directors or policies of the Company, (vii) negotiate with or provide any information to any person (other than your Representatives in accordance with this agreement) with respect to, or make any statement or proposal to any person (other than your Representatives in accordance with this agreement) with respect to, or make any public announcement or proposal or offer whatsoever with respect to, or act as a financing source for or otherwise invest in any other persons in connection with, or otherwise solicit, seek or offer to effect any transactions or actions described in the foregoing clauses (i) through (vi), or make any other proposal or statement inconsistent with the terms of this agreement or that otherwise could reasonably be expected to result in a public announcement regarding any such transactions or actions, or (viii) advise, assist, or encourage any other persons in connection with any of the foregoing; unless and until, in the case of each of the foregoing clauses (i) through (viii), you have received the prior written invitation or approval of the Company’s board of directors to do so. You also agree that during the Standstill Period you will not request that the Company or any of its Representatives amend or waive any provision of this paragraph (including this sentence); provided that, after the Company has announced that it has entered into a definitive written agreement with a third person with respect to a business combination transaction that, if consummated, would result in a sale of corporate control of the Company you shall be permitted to make non-public proposals to the Company’s board of directors with respect to a negotiated business combination transaction or you may request that the Company’s board of directors waive this paragraph solely to permit you to make an acquisition proposal to the Company in accordance with the applicable provisions of such definitive written agreement. You hereby confirm that, as of the date hereof and except as disclosed to the Company in writing prior to the date hereof, you do not have, directly or indirectly, beneficial ownership of equity securities, or rights or options to own, acquire or vote any such securities (through purchase, exchange, conversion or otherwise), of the Company.

For a period of two (2) years immediately after the date hereof, you agree that you will not, and will cause your Representatives not to, without our prior written consent, directly or indirectly, consult, share or discuss the Evaluation Material, Discussion Information or the Transaction, including without limitation any potential terms of the Transaction or co-investment arrangements or other investment arrangements designed to effect or facilitate the Transaction, or enter into any agreement, arrangement or understanding, or any discussion that might lead to any such agreement, arrangement or understanding, with any third parties (including any co-investor or potential source of equity financing or any person who you know has agreed to purchase equity in you or any of your affiliates, including portfolio companies, or another legal entity created for the purpose of effecting the Transaction or any other transaction involving the Company). You hereby acknowledge and agree that, without the prior written consent of the Company, no person who is a potential source of equity capital or equity or debt financing or financial advice with respect thereto shall be considered your Representative for any purpose hereunder. You further agree not to enter into, directly or indirectly, any contract, agreement, arrangement or understanding with any other person that has or would have the effect of requiring or encouraging such person to provide you with debt or equity financing on an exclusive basis in connection with a Transaction. In addition, you agree not to discourage financial institutions or financial advisors from being retained by other bidders or potential bidders as advisors for any transaction with or involving the Company. To the extent the Company determines to proceed with the Transaction with you, if at all, you will be permitted to seek financing in the marketplace generally, with such permission to be granted by the Company in a written communication addressed to those parties who are invited to participate in the second round of the Transaction process.

For a period of two (2) years immediately after the date hereof, you agree not to, and to cause your affiliates (including portfolio companies) and your and their Representatives (including any person acting on behalf of or in concert with your or any of your affiliates or Representatives) not to (i) directly or indirectly, solicit for employment or hire any employee of the Company as of the date of this agreement or at any time during the term of this agreement; provided that you will not be restricted from making any general solicitation for employees or public advertising of employment opportunities not specifically directed at such persons or restricted from hiring any such person who responds to any such general or public advertising or (ii) take any action that is reasonably likely to cause injury to the Company’s relationship with its employees, customers, suppliers or other business associates.

You agree that all (i) contacts or communications by you or your Representatives with the Company or its employees regarding the Evaluation Material or a Transaction, (ii) requests for additional Evaluation Material, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures shall be made only through representatives of Lazard Frères & Co. LLC or as such individuals may otherwise direct in writing.

Neither this agreement nor any of the rights and/or obligations hereunder may be assigned, by operation of law or otherwise, by you without the prior written consent of the Company, and any attempted assignment or transfer not in accordance herewith shall be null and void. Unless expressly provided for herein, no party or any Representative thereof shall be, or shall hold itself out as being, a representative, agent, or employee of any other party for any purpose whatsoever. This agreement does not benefit or create any legal or equitable right, remedy or claim in or on behalf of any person other than the parties. This agreement and all of its terms and conditions are for the sole and exclusive benefit of the parties and their successors and permitted assigns. Nothing in this agreement is intended to, and this agreement shall not, create a partnership between the parties. Accordingly (i) the rights, obligations and duties of each party with respect to the subject matter of this agreement shall be only those created by the express terms of this agreement and shall not include any fiduciary or other implied rights, obligations or duties of any kind, (ii) none of the parties shall be authorized to act on behalf of the other parties except as otherwise expressly provided by the terms of this agreement, (iii) none of the parties shall be obligated to any third party for the obligations or liabilities of the other parties, and (iv) in no event shall a party or its affiliates or their representatives have any liability to any other party or its affiliates or their representatives for any special, indirect, incidental or consequential loss or damage whatsoever arising under or incurred in connection with this agreement.

You agree that unless and until a definitive agreement between the Company and you with respect to any Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation with respect to a Transaction by virtue of this agreement or any written or oral expression with respect to a Transaction by the Company, you or any of their respective Representatives except, in the case of this agreement, for the matters specifically agreed to herein, and you hereby waive, in advance, any claims (including, without limitation, breach of contract, tort or otherwise) in connection with any Transaction unless and until you and the Company shall have entered into a definitive agreement with respect thereto. The Company and its Representatives are free as they in their sole discretion shall determine (i) to conduct any process for a Transaction or any other transaction (including negotiating with any of the prospective parties thereto and entering into a definitive agreement with respect to the Transaction without prior notice to you or any other person); (ii) to provide or not provide Evaluation Material to you or your Representatives under this agreement; (iii) to reject any and all proposals made by you or any of your Representatives with regard to a Transaction; and (iv) to terminate discussions and negotiations at any time for any reason or no reason. No representation or warranty (whether express or implied) has been made by the Company or any of its Representatives with respect to the proposed process or the manner in which the proposed process is conducted, and you hereby disclaim any such representation or warranty. Any procedures relating to any process for a Transaction or any other transaction may be changed at any time without notice to you or any other person. None of the Company or any of its Representatives has any legal, fiduciary or other duty to you with respect to the manner in which the proposed process is conducted.

The Company would be irreparably and immediately harmed by, and money damages would not be an adequate remedy for, any breach of this agreement by you or your Representatives. Accordingly, the Company shall be entitled to equitable relief, including injunctive relief and specific performance, upon any breach or threatened breach of this agreement, in addition to all other remedies available at law or in equity. You hereby waive, and shall use your best efforts to cause your shareholders, members, partners, affiliates (including portfolio companies) and Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. This agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of law provisions thereof. You agree that any suit or proceeding arising in respect to this letter will be tried exclusively in the Court of Chancery in the City of Wilmington, New Castle County, Delaware or, if that court does not have subject matter jurisdiction, in the Superior Court located in the City of Wilmington, New Castle County, Delaware, and you agree to submit to the jurisdiction of, and to venue in, such courts (and agree not to commence any action, suit, or proceeding relating thereto except in such courts). You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, or proceeding arising out of this agreement in the Court of Chancery in the City of Wilmington, New Castle County, Delaware or, if that court does not have subject matter jurisdiction, in the Superior Court located in the City of Wilmington, New Castle County, Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. You further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth above shall be effective service of process for any action, suit or proceeding brought against the parties in any such court.

No failure or delay by the Company in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. This agreement contains the entire agreement between you and the Company regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between you and the Company regarding such subject matter. This agreement may be signed by facsimile or as a .pdf or similar attachment to an electronic communication and in two or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

If any provision of this agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

This agreement also constitutes notice to you that the Company has engaged Latham & Watkins LLP (“Company Counsel”) as its legal counsel in connection with the Transaction. Notwithstanding the fact that Company Counsel may have represented, and may currently or in the future represent, you and/or any of your affiliates (including portfolio companies) or Representatives with respect to matters unrelated to the Transaction, you hereby (i) consent to the continued representation of the Company by Company Counsel in relation to the Transaction, (ii) waive any actual or alleged conflict that may arise from Company Counsel’s representation of the Company in connection with the Transaction, and (iii) agree that Company Counsel will be under no duty to disclose any confidential information of the Company to you. By signing this agreement, you hereby acknowledge that the Company and Company Counsel will be relying on the waiver provided hereby. In addition, you hereby acknowledge that your consent and waiver under this paragraph is voluntary and informed, and that you have obtained independent legal advice with respect to this consent and waiver.

The Evaluation Material shall remain the property of the Company. No rights to use, license or otherwise exploit the Evaluation Material are granted to you or your Representatives, by implication or otherwise, by virtue of this agreement. Neither you nor your Representatives will by virtue of our disclosure of the Evaluation Material and/or your or your Representatives’ use of the Evaluation Material acquire any rights with respect thereto, all of which rights shall remain exclusively with the Company.

Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if (i) delivered personally, (ii) sent by fax or email, with confirmation of receipt, or (iii) sent by independent overnight delivery service, as follows:

If to the Company:

A123 Systems, Inc.
200 West Street
Waltham, Massachusetts 02451
Attention: Eric Pyenson, Vice President & General Counsel
Telecopier No.: (617) 924-8910

With a copy to:

Latham & Watkins LLP
233 S. Wacker Drive, Suite 5800
Chicago, Illinois 60606
Attention: Mark D. Gerstein
Timothy P. FitzSimons
Telecopier No.: (312) 993-9767

If to you:

Wanxiang America Corporation
88 Airport Road
Elgin, Illinois 60123
Attention: Mr. Pin Ni, Preident
Telecopier No.: 847-931-4838

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein.

The parties have each been represented by counsel during the negotiation and execution of this agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The term “person” as used in this letter agreement shall be broadly interpreted to include, without limitation, any corporation, limited liability company, entity, trust, group, company, partnership or individual.

This agreement will terminate three (3) years from the date hereof; provided, that no such termination of this agreement shall relieve you from any liability relating to any breach of this agreement.

[Signature page follows]

Very truly yours,

A123 Systems, Inc.

			By:	/s/ Eric J. Pyenson
				Name:	Eric J. Pyenson
				Title:	Vice President & General Counsel

Confirmed and Agreed to:

Wanxiang America Corporation

By:	/s/ Pin Ni
	Name:	Pin Ni
	Title:	President

Date: 4-19-12